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                                                                EXHIBIT 5.1




                              December 23, 1997



Lear Corporation
21557 Telegraph Road
Southfield, MI 48086-5008

Ladies and Gentlemen:

                We have acted as special counsel to Lear Corporation, a Delaware corporation (the "Company"), in connection with the preparation of the Registration Statement on Form S-3 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission"). The Registration Statement relates to the issuance and sales from time to time, pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Act"), of one or more series of debentures, notes and/or other debt obligations of the Corporation in an aggregate principal amount (excluding the amount of any original issue discount) of up to $400,000,000 (or the equivalent thereof, based on the applicable exchange rate at the time of sale, in one or more foreign currencies, currency units or composite currencies as shall be designated by the Company) (the "Securities"). The Securities may be issued pursuant to one or more indentures and one or more supplements thereto (collectively, the "Indentures"), in each case between the Company and a trustee (each, a "Trustee").

                This opinion is furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

                In connection with this opinion, we have examined orginals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement filed with the Commission on December 23, 1997 under the Act; (ii) the form of the Indentures proposed to be entered into by the Company;
(iii) the Certificate of Incorporation of the Company as in effect on the date hereof; (iv) the By-laws of the Company as in effect on the date hereof; and (v) resolutions adopted by the Board of Directors of the Company authorizing, among other things, the issuance and sale of the Securities (the "Board Resolutions"). We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.
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Lear Corporation
December 23, 1997
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                In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of documents executed or to be executed by parties other than the Company, we have assumed that such parties have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof. As to any facts material to the opinions expressed herein that were not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

                Members of our firm are admitted to the bar in the State of New York, and we do not express any opinion as to the laws of any other jurisdiction other than the General Corporation Law of the State of Delaware. The Securities may be issued from time to time on a delayed or continuous basis, and this opinion is limited to the laws, including the rules and regulations, as in effect on the date hereof.

                Based upon and subject to the foregoing, we are of the opinion that:

                When (i) the Registration Statement shall have become effective under the Act, (ii) the Blue Sky or securities laws of certain states shall have been complied with, (iii) if the Securities are to be sold pursuant to a firm commitment underwritten offering, the underwriting agreement with respect to the Securities has been duly executed and delivered by the Company and the other parties thereto, (iv) the applicable Indenture relating to the Securities shall have been executed and delivered by the Company and the Trustee and duly qualified under the Trust Indenture Act of 1939, as amended, (v) the terms of the Securities and of their issuance shall have been duly established in conformity with applicable Indenture relating to the Securities so as not to violate any applicable law or the Certificate of Incorporation or By-laws of the Company or result in default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company and (vi) the Securities shall have been duly executed, authenticated and delivered against payment therefor in accordance with the applicable Indenture and underwriting agreement, if any, or any other applicable duly executed and delivered purchase agreement, the Securities shall constitute binding obligations of the Company enforceable in accordance with their terms, except as enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to or affecting creditors' rights generally and (b) general principles of equity (regardless of whether enforcement is considered in a proceeding of law or in equity), and except that enforcement thereof may also be limited by (x) requirements that a claim with respect to any Securities denominated other than in United States dollars (or a foreign currency or foreign currency unit judgment in respect of such claim) be converted into United States dollars at a rate of exchange prevailing on a date determined
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Lear Corporation
December 23, 1997
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pursuant to applicable law or (y) governmental authority to limit, delay or prohibit the making of payments in foreign currency or currency units or payment outside the United States.

                We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.


                                                        Very truly yours,

                                                        /s/ Winston & Strawn